UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 5, 2012

UNITED INSURANCE HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-35761	75-3241967
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

360 Central Avenue Suite 900 Saint Petersburg, FL	33701	(727) 895-7737
(Address of principal executive offices)	(Zip Code)	(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On September 11, 2014, United Insurance Holdings Corp. (the Company or United) filed with the Securities and Exchange Commission a Current Report on Form 8-K under Item 1.01 (the Original Report) to report that United Insurance Holdings Corp. (the Company) entered into a purchase and sale agreement (the Agreement) to acquire a commercial office building and associated property (the Office Building) located at 800 2nd Avenue South, St. Petersburg, FL. This Amendment No. 1 to the Original Report updates and supplements such previously reported information to correct a typographical error included in the Original Report.

Item 1.01: Entry into a Material Definitive Agreement.
On September 5, 2014, United Insurance Holdings Corp. (the Company) entered into a purchase and sale agreement (the Agreement) to acquire a commercial office building and associated property (the Office Building) located at 800 2nd Avenue South, St. Petersburg, FL. The seller of the property is AAA Auto Club South, Inc., a Florida non-profit corporation, formerly known as Peninsula Motor Club, Inc. (the Seller). The Seller has no material relationship with the Company.
Pursuant to the terms of the Agreement, the Company’s obligation to close the acquisition of the Office Building is subject to customary closing conditions. The Agreement contains customary representations and warranties by the Seller. Although the Company believes that the acquisition of the Office Building is probable, there can be no assurance that the acquisition of the Office Building will be consummated.
The contract purchase price for the Office Building is $3.6 million, exclusive of closing costs. The Company has made a $100,000 refundable deposit. The Company intends to fund the purchase price with cash on hand, without the addition of external debt or other financing.

Item 9.01(d): Listing of Exhibits.
See the Exhibit Index set forth below for a list of exhibits included with this Current Report on Form 8-K/A.

Exhibit No.	Description
10.1
Purchase and Sale Agreement, dated September 5, 2014, between AAA Auto Club South, Inc. and United Insurance Holdings Corp. (included as Exhibit 10.1 to the Form 8-K filed on September 11, 2014, and incorporated herein by reference).

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

UNITED INSURANCE HOLDINGS CORP.

By:    /s/ B. Bradford Martz
Name:     B. Bradford Martz
Title:     Chief Financial Officer
(principal executive officer)

Date: September 12, 2014